EXHIBIT 24.1

ATTORNEY CERTIFICATION

I the undersigned, Alvaro Gormaz Typaldos, Attorney, hereby certify as follows:

1.	Daniel Ernesto Tribaldos, Efrain Ramos Munoz and Raul Eduardo Molina, who signed the attached report, are authorized to sign on behalf of The Capri Family Foundation.

2.	The above composition of signatures is binding on The Capri Family Foundation in respect of the attached report.

3.	The above authorized signatories signed this document before me and were identified by me in person according to an identity card.

4.	The resolution concerning The Capri Family Foundation's authorized signatories was duly adopted, in accordance with The Capri Family Foundation's incorporation documents.

June 19, 2019 Date	/s/ Alvaro Gormaz Typaldos Alvaro Gormaz Typaldos, Adv. Lic. No. 2251